Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2013 Financial Results

Company to Host Conference Call Today, May 1, 2013, at 11:00 AM ET

ST. PAUL, Minnesota, May 1, 2013 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2013.

For the three months ended March 31, 2013, the Company reported a net loss of $6.6 million, or $0.14 per share. Research and development expenses were $2.7 million and general and administrative expenses were $3.6 million. Operating expenses were primarily associated with the cost of supporting multiple ongoing clinical trials, including the ReCharge Study, the Company’s international commercialization efforts, and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® Rechargeable System. On March 31, 2013, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $29.6 million.

“EnteroMedics remains well funded to support our regulatory efforts for commercialization of the Maestro ReChargeable System in the United States, with a PMA application on track to be submitted to the Food and Drug Administration in the second quarter of 2013,” said Greg S. Lea, Senior Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Lea noted: “In addition to our focus on US regulatory milestones, we continue to advance our ex-US strategy by pursuing reimbursement in Australia and applying to strengthen our CE Mark in Europe to include diabetes and hypertension. Our current cash, which includes a financing completed in the first quarter, gives us the necessary resources to execute on these pivotal regulatory and commercialization activities into 2014.”

Conference Call Details

The first quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 41536010. A replay of the call will be available from May 1, 2013 at 2:00 PM Eastern Time through July 29, 2013 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 41536010.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 7, 2013. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution–Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Sales	$—	$123
Cost of goods sold	—	85

Gross profit	—	38

Operating expenses:
Research and development	2,733	2,710
Selling, general and administrative	3,586	2,814

Total operating expenses	6,319	5,524

Operating loss	(6,319)	(5,486)
Other income (expense), net	(262)	(147)

Net loss	$(6,581)	$(5,633)

Net loss per share—basic and diluted	$(0.14)	$(0.15)

Shares used to compute basic and diluted net loss per share	46,896	36,757

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Cash, cash equivalents and short-term investments	$29,395	$22,309
Restricted cash	200	200
Inventory	1,336	1,271
Prepaid expenses and other current assets	603	624
Property and equipment, net	592	610
Other assets	1,097	1,082

Total assets	$33,223	$26,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$449	$341
Debt	9,735	9,684
Other liabilities	4,336	4,196

Total liabilities	14,520	14,221
Stockholders’ equity	18,703	11,875

Total liabilities and stockholders’ equity	$33,223	$26,096

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